Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Expects to Meet the High End of Most Recent Adjusted Earnings Per Share Guidance--
--Announces Participation in 2017 ICR Conference--

NASHVILLE, Tenn., Jan. 9, 2017 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, were flat for the quarter-to-date period ended January 5, 2017. Same store sales decreased 2% and sales for the Company's e-commerce and catalog direct sales businesses increased 11% on a comparable basis for that period. Comparable sales changes for each retail segment for the period were as follows:

Quarter-to-Date (January 5, 2017)

Comparable Sales (Stores and Direct)
Journeys Group	-6%
Schuh Group	1%
Lids Sports Group	8%
Johnston & Murphy Group	-1%

The Company also announced that it now expects to meet the high end of the range of its most recently announced expectations for adjusted earnings per diluted share for the fiscal year ending January 28, 2017, in the range of $3.80 to $4.00.

Robert J. Dennis, Chairman, President and Chief Executive Officer of Genesco, said, "We are pleased with our performance during a Holiday selling season that we expected to be difficult for some of our businesses.  Sales for the quarter-to-date have exceeded the expectations outlined in our most recent earnings guidance.  While we now anticipate that comparable sales for the quarter will be flat to -1%, compared to the -2% to -3% assumption reflected in that guidance, we also expect to give up some gross margin in order to end the year in an optimal inventory position.  Thus, we remain cautious about the amount of upside potential versus our earnings guidance, but we believe that adjusted earnings per share will be at least at the high end of our guidance range."

Genesco plans to announce its fourth quarter and fiscal year 2017 results on March 10, 2017.

     The Company’s adjusted earnings per share expectations for Fiscal 2017 do not reflect expected non-cash asset impairments and other charges, net of the gain on a litigation settlement, gain on the sale of Lids Team Sports and a gain on the sale of SureGrip, estimated in the range of a $9.2 million to $13.8 million pretax gain, or $(0.44) to $(0.29) per share after tax. The Company believes that providing an adjusted earnings per share estimate not reflecting these items will benefit investors by facilitating comparison with the Company's previously announced expectations, which also excluded these items. A reconciliation of the adjusted earnings per share estimates with the diluted earnings per share estimates calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule A to this press release.

Exhibit 99.1

Genesco also announced that management will present at the 2017 ICR Conference on Tuesday, January 10, 2017, at 1:30 p.m. (Eastern Standard Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including financial adjustments identified in or related to the year-end closing process. They also include factors inherent in the Company’s business that can cause results to vary from expectations, such as the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco

Exhibit 99.1

undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, http://shop.neweracap.com, www.trask.com and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 28, 2017

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2017		Fiscal 2017
Forecasted earnings from continuing operations	$89,439	$4.44	$82,408	$4.09

Adjustments: (1)
Gain on sale of Lids Team Sports	(1,593)	(0.08)	(1,593)	(0.08)
Gain on sale of Suregrip	(7,692)	(0.38)	(6,410)	(0.32)
Pension settlement	962	0.05	1,923	0.10
Asset impairment and other charges*	(553)	(0.03)	169	0.01

Adjusted forecasted earnings from continuing operations (2)	$80,563	$4.00	$76,497	$3.80

*Includes a $9.0 million litigation settlement gain in the second quarter this year.

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2017 is approximately 35.9%.

(2) EPS reflects 20.2 million share count for Fiscal 2017 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.